Exhibit 99.1

ABVC BioPharma Expands Co-Development Partnership with Rgene Corporation

Fremont, CA (June 21, 2022) – ABVC Biopharma, Inc. (NASDAQ: ABVC), a clinical stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, CNS, and ophthalmology, today announced that it has expanded its co-development partnership with Rgene Corporation. BioKey, ABVC’s wholly owned subsidiary based in Fremont, California, has entered into a Clinical Development Service Agreement with Rgene to guide three Rgene drug products, RGC-1501 for the treatment of Non-Small Cell Lung Cancer (NSCLC), RGC-1502 for the treatment of pancreatic cancer and RGC 1503 for the treatment of colorectal cancer patients, through completion of Phase II clinical studies under U.S. FDA IND regulatory requirements. Under the terms of the new Services Agreement, BioKey is eligible to receive payments totaling $3.0 million over a 3-year period with each payment amount to be determined by certain regulatory milestones obtained during the agreement period.

Through a series of transactions over the past 5 years, ABVC and Rgene have co-developed the three drug products covered by the new Services Agreement resulting in ABVC owning 31.62% of Rgene. In a separate agreement, ABVC, will provide a one year, $1.0 million, working capital convertible loan to Rgene that, if fully converted, would result in ABVC owning an additional 6.4% of Rgene.  Rgene has further agreed, effective July 1, 2022, to provide a seat on the Rgene Board of Directors for Dr. TS Jiang until the loan is repaid in full.

BLEX 404, the new drug under clinical development covered by the service agreement, is extracted from Maitake mushroom (Grifola frondosa), an edible mushroom. Its immunological effects and the safety have been demonstrated in two Phase I/II clinical studies performed at Memorial Sloan Kettering Cancer Center (MSKCC) with breast cancer and myelodysplastic syndromes (MDS) patients.

“We are pleased to enter into this clinical development service contract with Rgene to advance three new oncology programs with our BLEX 404 drug”, said Dr. Howard Doong, Chief Executive Officer of the Company; “In addition, this contract will greatly enhance BioKey financial profitability going forward.”

About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, it is focused on utilizing its licensed technology to conduct proof-of-concept trials through Phase II of the clinical development process at world-famous research institutions (such as Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center). For Vitargus®, the company intends to conduct the clinical trials through Phase III at various locations throughout the globe.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

ICR, LLC

Lucy Peng

Phone: +1 646-677-1872

Email: Lucy.Peng@icrinc.com